Exhibit 5.1

F.N.B. CORPORATION

April 19, 2022

Board of Directors

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, PA 15212

Re: F.N.B. Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Chief Legal Officer & Corporate Secretary of F.N.B. Corporation (the “Company”), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 of the Company (the “Registration Statement”), relating to the proposed offering by the Company of (i) 1,000,000 shares (the “Shares”) of Common Stock, $0.01 par value, of the Company that are to be issued in connection with, and (ii) $10,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations to pay deferred compensation in the future in accordance with, the F.N.B. Corporation Deferred Compensation Plan effective April 18, 2022 (the “Plan”).

As counsel to the Company, I have participated in the corporate proceedings in connection with the preparation and filing of the Registration Statement. I have also examined the Plan, the Company’s Articles of Incorporation and By-Laws, as amended to date, the corporate minutes and other proceedings and the records relating to the Plan and the authorization and offering of the Shares and the Deferred Compensation Obligations, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion. In rendering this opinion I have, with your consent, assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

Based upon the foregoing, it is my opinion that (i) the Shares, when issued by the Company in accordance with the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and (ii) the Deferred Compensation Obligations, when issued in accordance with terms and conditions of the Plan, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, in each case except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, receivership, fraudulent transfer, moratorium or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

My opinion is limited to the laws of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By providing such consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully,

/s/ James G. Orie

James G. Orie, Esquire

Chief Legal Officer &

Corporate Secretary